UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 24, 2014

EPIRUS BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51171	04-3514457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

699 Boylston Street
Eighth Floor
Boston, MA 02116
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 600-4313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Livzon Collaboration Agreement

On September 24, 2014, Epirus Switzerland GmbH (“Epirus”), a wholly-owned subsidiary of EPIRUS Biopharmaceuticals, Inc. (together with its subsidiaries, the “Company”), entered into an Exclusive License and Collaboration Agreement (the “Agreement”) with Livzon Mabpharm Inc. (“Livzon”) for the global development and commercialization of certain antibodies or related biological compounds, including the Company’s BOW015, a biosimilar version of infliximab.

Under the Agreement, Epirus and Livzon each granted the other party, in the other party’s territory, exclusive, royalty-bearing licenses under certain patent rights and know-how to develop, manufacture and commercialize BOW015 and up to four additional compounds chosen by mutual agreement of the parties (collectively, the “Collaboration Compounds”).  Livzon’s territory consists of China, Hong Kong, Macau and Taiwan (the “Livzon Territory”), and the Company’s territory consists of the rest of the world.  The parties share pre-clinical development expenses for each Collaboration Compound based on certain factors specific to each compound.  Each party bears the responsibility and expenses for clinical development and commercialization of each Collaboration Compound in its territory.  Livzon will be the preferred supplier of each Collaboration Compound for pre-clinical, clinical, and commercialization purposes, subject to Livzon’s satisfaction of certain performance criteria.

In consideration for the license granted to Livzon to develop and commercialize BOW015, the Company is eligible to receive from Livzon a milestone payment of $2.5 million upon the achievement of a specified regulatory milestone in the Livzon Territory.  The Company is also eligible to receive from Livzon tiered royalties based on a percentage of net sales of BOW015 products in the Livzon Territory ranging from the low- to high- single digits.  Any future Collaboration Compounds have cross-milestone and royalty obligations in amounts to be mutually agreed upon at a later date.

If not terminated earlier or extended by mutual agreement of the parties, the Agreement expires in its entirety twenty years from the effective date.  Either party may terminate the agreement for any material breach by the other party that is not cured within a specified time period.  Either party may also terminate the Agreement upon bankruptcy or insolvency of the other party or if the other party challenges any of the patents licensed to it under the Agreement.

Amendment to Revenue and Negotiation Rights Agreement

On September 24, 2014, the Company entered into an amendment (the “Amendment”) to that certain Revenue and Negotiation Rights Agreement between the Company and Moksha8 Pharmaceuticals, Inc. (“Moksha8”), dated as of December 31, 2010 (the “Moksha8 Revenue Agreement”).  Under the terms of the Moksha8 Revenue Agreement, the Company was required to pay to Moksha8 royalties based on nets sales of BOW015 by Epirus or its affiliates at a percentage in the very low double digits, and a portion of all licensing revenue received by Epirus from third parties to commercialize BOW015 at a percentage in the mid-teens, subject in each case to reduction in certain circumstances.  The Moksha8 Revenue Agreement is further described in the Company’s Quarterly Report on Form 10-Q for its quarter ended June 30, 2014.

The Amendment amends the Moksha8 Revenue Agreement to terminate the Company’s payment obligations with respect to products that are biosimilars to infliximab, which includes the Company’s BOW015 product, in exchange for the Company’s payment of $1.5 million in two installments.

The foregoing description is a summary and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01 Regulation FD.

On September 25, 2014, the Company issued a press release announcing the execution of the Agreement. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	First Amendment to the Revenue and Negotiation Rights Agreement, dated as of September 24, 2014, by and between Epirus Switzerland GmbH and Moksha8 Pharmaceuticals, Inc.
99.1	Press release of EPIRUS Biopharmaceuticals, Inc. dated September 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIRUS BIOPHARMACEUTICALS, INC.

	By:	/s/ Amit Munshi
	Name:	Amit Munshi
	Title:	President and Chief Executive Officer

Date: September 29, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	First Amendment to the Revenue and Negotiation Rights Agreement, dated as of September 24, 2014, by and between Epirus Switzerland GmbH and Moksha8 Pharmaceuticals, Inc.
99.1	Press release of EPIRUS Biopharmaceuticals, Inc. dated September 25, 2014